Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Formation/Organization

Oculis SA	Switzerland
Oculis Operations GmbH	Switzerland
Oculis Merger Sub II Company	Cayman Islands